FLORIDA ROCK INDUSTRIES, INC.
	      COMPUTATION OF EARNINGS PER COMMON SHARE

                                      THREE MONTHS ENDED
                                         DECEMBER 31,
                                       2001        2000

Net income                        $16,244,000  10,829,000

Common shares:

Weighted average shares
 outstanding during the
 period - used for basic
 earnings per share                28,245,813  27,864,252

Shares issuable under
 stock options which are
 potentially dilutive                 543,241     554,751

Shares used for diluted
 earnings per share                28,789,054  28,419,003

Basic earnings per
 common share                           $ .58        $.39

Diluted earnings
 per common share                       $ .56        $.38



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